Exhibit 12.1

                                ACTIVISION, INC.
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                             Three months ended
                 Fiscal year ended March 31,                      June 30,
             ------------------------------------------------------------------
             1999       2000       2001     2002     2003     2002       2003
             ----       ----       ----     ----     ----     ----       ----
Pre-tax
income
from
continuing
operations
before loss
in minority
investees   $23,636   $38,636)   $32,912  $83,500   $103,708  $32,653   $6,403
            =======   =======    =======  =======   ========  =======   ======


Fixed Charges

Interest
expense     $  4,974   $ 9,375    $ 9,399  $ 1,188   $   933  $   536   $  195

Facility
rent
expense-30%    1,316     1,316      1,409    1,604     2,270      445      675

Equipment
rent
expense - 25%    162       214       166       196       344       68       93
             -------   -------    -------  -------   -------  -------   ------
Total Fixed
Charges    $   6,452   $10,905   $ 10,974  $ 2,988   $ 3,547  $ 1,049   $  963
             =======   =======    =======  =======   =======  =======   ======


Pre-tax
 income
 from
 continuing
 operations
 before loss
 in minority
 investees,
 plus fixed
 charges  $  30,088 $(27,731)  $ 43,886  $86,488  $107,255   $33,702   $7,366
          ========= ========   ========  =======  ========   =======   ======

Ratio of
 Earnings
 to
 Fixed
 Charges       4.66    A           4.00    28.95     30.24     32.13    7.65
          ========= ========   ========  =======  ========   =======   ======

A Due to the loss in fiscal year 2000, the ratio coverage was less than 1:1. Additional earnings of $38.6 million must be generated to achieve coverage of 1:1.